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                                                                       EXHIBIT 5

[MERRILL LYNCH LIFE INSURANCE COMPANY]


                      February 8, 2001



Board of Directors
Merrill Lynch Life Insurance Company
7 Roszel Road
Princeton, New Jersey 08540


To The Board of Directors:

This opinion is furnished in connection with the filing of Pre-Effective Amendment No. 2 to the Registration Statement on Form S-6 (the "Registration Statement") (File No. 333-47844) which covers premiums received under certain modified single premium life insurance contracts ("Contracts" or "Contract") issued by Merrill Lynch Life Insurance Company (the "Company").

The Prospectus included in the Registration Statement describes Contracts which are issued by the Company. The Contract forms were reviewed under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion: 1. The illustrations of death benefits, account value, surrender values and accumulated payments included in the Registration Statement for the Contract and based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for the ages and sexes shown, than to prospective purchasers of a Contract for other ages and sex.

2. The table of illustrative net single premium factors included in the "Death Benefit" section is consistent with the provisions of the Contract.

3. The information with respect to the Contract contained in (i) the illustrations of the change in face amount included in the "Effect of Additional Payment on Face Amount" section in Appendix A, and (ii) the illustrations of the changes in face amount included in the "Effect of Partial Withdrawals on Face Amount" section in Appendix A, based on the assumptions specified, are consistent with the provisions of the Contract.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.




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Board of Directors
February 8, 2001
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                                             Very Truly Yours,


                                             /s/ Deborah J. Adler
                                             ---------------------------------
                                             Deborah J. Adler, FSA
                                             Vice President and Chief Actuary